Exhibit 99.1
Holly Corporation Board of Directors Approves Capital Spending Projects
December 11, 2006
Dallas, Texas — Holly Corporation (NYSE: HOC) announced today that its Board of Directors has approved refinery upgrade projects for Holly’s Navajo Refinery and Woods Cross Refinery with an estimated total budgeted cost of approximately $225 million.
At the Navajo Refinery, the Company will be installing a new 15,000 barrels per day (“bpd”) hydrocracker and a new 28 million standard cubic feet (“mmscf”) hydrogen plant at a budgeted cost of approximately $125 million. The addition of these units is expected to increase liquid volume recovery, increase the refinery’s capacity to process outside feedstocks, and increase yields of high valued products, as well as enabling the refinery to meet EPA’s new low sulfur gasoline specifications. The new units could also be essential elements of a proposed project, which is currently under study by the Company, in which the Navajo Refinery would increase crude oil processing capacity from the 85,000 bpd level expected to be effective by the end of 2007 to 100,000 bpd and provide significant low-cost heavy oil processing capabilities. The approved hydrocracker and hydrogen plant project represents approximately one half of the scope of a crude oil expansion and crude flexibility project that had been considered as a single proposal in preliminary planning. The hydrocracker and hydrogen plant project as finally approved includes a larger hydrogen plant that will provide improved heavy crude oil processing flexibility. The Company currently estimates that the approved project and the additional crude oil expansion and flexibility project under study would together involve a total budgeted cost of approximately $250 to $275 million, including the $125 million that has already been approved. A final decision on whether to proceed at this time on the additional crude oil expansion and flexibility project is expected in January 2007 after bids on key components of the additional project have been received and evaluated.
At the Woods Cross Refinery, the Company will be adding a new 15,000 bpd hydrocracker along with sulfur recovery and desalting equipment. The budgeted cost of these additions is approximately $100 million. These additions will expand the Woods Cross Refinery’s crude processing capabilities from 26,000 to 31,000 bpd while enabling the refinery to process up to 10,000 bpd of high-value low-priced Black Wax crude oil and up to 5,000 bpd of low-priced heavy Canadian crude oils. The Woods Cross Refinery expansion project as approved involves a higher capital investment than had originally been estimated, principally because of the substitution of a complex hydrocracker in place of certain desulfurization and expanded bottoms processing modifications that had been included in preliminary planning. The substitution of the complex hydrocracker is expected to provide increased capabilities to process significantly more Black Wax crude oils, which have recently been priced at substantial discounts to West Texas Intermediate (WTI) crude oil while yielding substantially higher value products than the heavy Canadian discounted crudes that were a more significant part of the original plan. These additions would also increase the refinery’s capacity to process low-cost feedstocks and provide the necessary infrastructure for future expansions of crude oil refining capacity at the Woods Cross Refinery that may be warranted if a new pipeline from Salt Lake City to Las Vegas, Nevada, which the Company is currently studying, is ultimately approved.
The approved projects for the Navajo and Woods Cross refineries are expected to be completed during the third quarter of 2008.
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries an 82,000 bpd refinery located in southeast New Mexico, and a 26,000 bpd refinery in Woods Cross, Utah. Holly also owns a 45% interest (including the general partner interest) in Holly Energy Partners, L.P. (NYSE-HEP), which through subsidiaries owns or leases approximately 1,600 miles of petroleum product pipelines in Texas, New Mexico and Oklahoma and refined product terminals in several Southwest and Rocky Mountain states.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Such differences could be caused by a number of factors including, but not limited to, risks and uncertainties with respect to the actions of actual or potential competitive suppliers of refined petroleum products in the Company’s markets, the demand for and supply of crude oil and refined products, the spread between market prices for refined products and market prices for crude oil, the possibility of constraints on the transportation of refined products, the possibility of inefficiencies or shutdowns in refinery operations or pipelines, effects of governmental regulations and policies, the availability and cost of financing to the Company, the effectiveness of the Company’s capital investments and marketing strategies, the ability of the Company or Holly Energy Partners, L. P. to acquire refined product operations or pipeline and terminal operations on acceptable terms and to integrate any future acquired operations, the Company’s efficiency in carrying out construction projects, the possibility of terrorist attacks and the consequences of any such attacks, general economic conditions, and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and Chief Financial Officer
M. Neale Hickerson, Vice President-Investor Relations
Holly Corporation
214-871-3555